Exhibit 10.14

FIRST AMENDED
COOPERATIVE SERVICES AGREEMENT

THIS FIRST AMENDED COOPERATIVE SERVICES AGREEMENT ("Agreement") is made and entered into on this the 24th day of January, 2008, by and between Halter Financial Group, L.P.("HFG"), and Sunset Suits S.A., a Polish Joint Stock Company (the "Company").

W I T N E S S E T H:

WHEREAS, HFG and the Company entered into that certain Cooperative Services Agreement dated as of December 24, 2007 (the "CSA");

WHEREAS, HFG, as the Company’s advisor, is aware that the Company intends to enter into that certain Placement Agency Agreement with Wentworth Securities, Inc. and that certain Contract on Strategic Cooperation and Advisory Services with IS Slovakia s.r.o.; and

WHEREAS, as a result of certain developments, the parties hereto desire to amend the CSA as provided for herein; and

WHEREAS, except as otherwise modified by this Agreement, the CSA shall remain in full force and effect, with the obligations of the parties thereto remaining duly enforceable.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.

Amendment and Restatement. Section 4. of the CSA is amended and restated in its entirety as follows:

"Fees and Expenses. In consideration for the services to be provided for hereunder the Company shall pay to HFG the amount of $555,000 (the "Fee") to be paid on the closing date of the Going Public Transaction. The Fee will also be used to compensate HFG for any expenses incurred by either HFG or any third party engaged by HFG in connection with HFG’s efforts to fulfill its obligations under this Agreement. The Company shall be under no obligation to pay any part of the Fee to HFG in the event this Agreement is terminated as a result of the Company’s decision not to complete the Going Public Transaction because it was either unable to complete the Company Offering or elected not to go forward with the Company Offering for any business purpose."

2.

Governing Law and Arbitration. This Agreement shall be governed by the laws of the State of Texas. All disputes, controversies or claims ("Disputes") arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in New York, New York in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys' fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years, except to the extent public disclosure of such information is required by applicable securities laws or regulations.

FIRST AMENDED COOPERATIVE SERVICES AGREEMENT – Page 1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

Halter Financial Group, L.P.

By: /s/ Timothy P. Halter
Timothy P. Halter,
Its: Chairman

The Company:

Sunset Suits S.A.

By: /s/ Mirosław Kranik
Miroslaw Kranik, President of Supervisory
Board and Founder

By: /s/ Bogdan Zegar
Bogdan Zegar, President of The Management
Board

FIRST AMENDED COOPERATIVE SERVICES AGREEMENT – Page 2